Exhibit 99.6

Open Lending Account

We’re thrilled to announce that Open Lending has entered into a definitive agreement to be acquired by ANV Group Holdings Ltd. This is a milestone moment for our company, our customers, and our team.

For more than two decades, Open Lending has helped financial institutions expand access to automotive credit through proprietary risk decisioning technology and insurance-backed credit solutions. Joining forces with ANV gives us the capital, strategic capabilities, and platform to go even further — accelerating innovation, expanding our reach, and driving long-term growth.

To our associates: this reflects everything you’ve built. Your hard work, your dedication, and the meaningful impact you make every day made this possible.

To our customers and partners: our commitment to you is stronger than ever. Open Lending will continue to serve its customers and distribution partners as it does today, while benefiting from ANV’s platform and resources.

The best is ahead. We can’t wait.

Additional information may be found at: https://lnkd.in/gMhHCtrx

Jessica’s Account

Today is an exciting milestone for Open Lending.

We’ve entered into a definitive agreement to be acquired by ANV Group Holdings.

This step reflects the strength of our platform, the trust our customers place in us, and the dedication of our team. We are entering this next chapter from a position of momentum, and I’m confident it further strengthens Open Lending’s foundation for continued growth and innovation.

Open Lending will continue serving its customers and distribution partners as it does today, while benefiting from ANV’s resources and broader platform capabilities.

I’m incredibly proud of what our team has built and grateful to our customers and partners for the trust they place in us every day.

Additional information may be found at: https://lnkd.in/dTHZurJM

Additional Information and Where to Find It

The tender offer for the shares of Open Lending Corporation’s (“Open Lending” or the “Company”) common stock (the “Offer”) has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell Open Lending’s securities, nor is it a substitute for the Offer materials that ANV Group Holdings Ltd. (“ANV”) and Lakers Acquisition Sub, Inc., a subsidiary of ANV (“Purchaser”), will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the Offer. A solicitation and offer to buy shares of Open Lending’s common stock will only be made pursuant to the Offer materials that ANV and Purchaser intend to file with the SEC. At the time the Offer is commenced, ANV and Purchaser will file Offer materials on Schedule TO with the SEC, and Open Lending will thereafter file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the Offer. THE OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF OPEN LENDING SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF COMMON STOCK IN THE OFFER. The Offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the solicitation/recommendation statement, will be made available to all stockholders of Open Lending at no expense to them at Open Lending’s website at www.openlending.com and (once they become available) will be mailed to Open Lending’s stockholders free of charge. The information contained in, or that can be accessed through, Open Lending’s website is not a part of, or incorporated by reference herein. The Offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the solicitation/recommendation statement, will also be made available for free on the SEC’s website at www.sec.gov. Open Lending also files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by Open Lending with the SEC for free on the SEC’s website at www.sec.gov.

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements. Any statements that are not statements of historical fact are forward-looking statements. Generally, these statements may be identified by the use of words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” or “continue,” or the negative of these words or other similar terms. These forward-looking statements are based on a number of assumptions that could ultimately prove inaccurate. Forward-looking statements made herein with respect to the Offer, the merger and related transactions, including, for example, the anticipated timing of the completion of the Offer and the merger and the potential benefits of the merger, reflect management’s current analysis of existing information and are subject to various risks and uncertainties. As a result, undue reliance should not be placed on forward-looking statements which speak only as of the date they are made. Actual results may differ materially from those expressed or implied in forward-looking statements, including due to the following factors, among others: (i) uncertainties as to the timing of the Offer and the merger; (ii) uncertainties as to how many stockholders will tender their shares in the Offer; (iii) the possibility that competing acquisition proposals will be made; (iv) the possibility that the Company will terminate the merger agreement to enter into an alternative transaction; (v) the possibility that various closing conditions for the transactions contemplated by the merger agreement may not be satisfied or waived; (vi) the risk that the merger agreement may be terminated in circumstances requiring the Company to pay a termination fee; (vii) the potential impact of the announcement or consummation of the proposed transactions on the Company’s relationships, including with employees, business partners and customers; (viii) the risk of actual or threatened litigation in connection with the Offer and merger; and (ix) the other factors and financial, operational and legal risks or uncertainties described in the Company’s public filings with the SEC, including the “Risk Factors” sections of the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Report on Form 10-Q, as well as the tender offer materials filed and to be filed by ANV and the Purchaser in connection with the Offer and the solicitation/recommendation statement to be filed by the Company. The Company disclaims any obligation or undertaking to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.